Exhibit 77(Q)(2)


COHEN & STEERS
INFRASTRUCTURE FUND, INC.

Section 16(a) Beneficial Ownership
Compliance

Each director and officer of the Fund who is subject to Section 16 of the Securities
Exchange Act of 1934, as amended, and
persons who own more than ten percent of a registered class of the Fund's securities are required to report to the Securities and Exchange Commission (the "Commission") by a specified date his or her beneficial ownership of or transactions in the Fund's securities. Based upon a review of filings with the Commission, such forms received by the Fund, and written representations that no other reports are required, the Fund believes that each director, officer, and greater than ten percent beneficial owners filed all requisite reports with the Commission on a timely basis during 2017, except that there was a late Form 3 and Form 5 filing on behalf of Benjamin
Morton, an officer of the Fund. The Form 3 was not filed when Mr. Morton originally became an officer of the Fund in 2009, and three Form 5 filings for the years 2010, 2011 and 2012, to reflect changes to beneficial ownership of securities due to dividend reinvestments, were subsequently not filed.
A Form 3 and Form 5 were promptly filed
upon discovery of this administrative error on February 28, 2018.



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